Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	May 19, 2021
Contact:	Jeff Hedges
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Completes Maryland Reincorporation

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) (the “Company”) announced today that it has completed the reincorporation of the Company from the State of California to the State of Maryland. The reincorporation was approved by common and preferred shareholders in connection with the 2021 Annual Meeting of Shareholders. The reincorporation changed the legal domicile of the Company, but did not result in any change in the name, business, management, fiscal year, accounting, location of the principal executive offices, assets or liabilities of the Company. The Company’s common stock will continue to be listed on the New York Stock Exchange under the ticker symbol “PSB.”

Company Information

PS Business Parks, Inc. (NYSE:PSB), an S&P MidCap 400 company, is a real estate investment trust that acquires, develops, owns, and operates commercial properties, predominantly multi-tenant industrial, industrial flex, and low-rise suburban office. Located primarily in major coastal markets, PS Business Parks’ 98 properties include approximately 5,000 tenants, in 28 million square feet, and approximately 800 residential units inclusive of units in-process.

Additional information about PS Business Parks, Inc. is available on the Company’s website, which can be found at psbusinessparks.com.

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